Exhibit 99.1

FOR IMMEDIATE RELEASE

BRC Group Holdings, Inc. Provides Update on SpaceX Carried Interest Position

LOS ANGELES, CA – June 15, 2026 – BRC Group Holdings, Inc. (Nasdaq: RILY) (“BRC” or the “Company”) today provided supplemental information regarding its indirect economic interest in Space Exploration Technologies Corp. (“SpaceX”), following SpaceX’s initial public offering on June 12, 2026 (the “IPO”). The Company discussed this interest in its latest filing on Form 10-Q for the quarterly period ended March 31, 2026 filed on May 7, 2026 and its most recent quarterly earnings call on May 7, 2026.

Between 2018 and 2021, the Company’s wealth management business facilitated client investments in SpaceX through subsidiaries of the Company that hold carried interest in certain special purpose vehicles (the “SPVs”). During this period, clients invested approximately $233 million into the SPVs. The Company’s subsidiaries’ carried interest represents a share of the returns generated on a portion of these investments.

Based on SpaceX’s closing price of $160.95 per share on June 12, 2026:

●	Gross carried interest: The gross aggregate value of the Company’s subsidiaries’ carried interest in the SPVs was approximately $84.2 million; and

●	Net carried interest: The Company’s expected net proceeds in respect of such carried interest, after deduction of estimated expenses, period adjustments, and accrued payouts, were approximately $70.4 million.

The value of the Company’s carried interest will fluctuate based upon SpaceX’s share price. Each $5.00 change in SpaceX’s share price would result in an estimated $2.3 million change in net carried interest. All amounts remain subject to customary IPO lock-up restrictions, which expire in stages through the remainder of the calendar year.

The amounts above are preliminary, unaudited management estimates, and are presented for informational purposes only. The value of the Company’s carried interest and the amount and timing of any net proceeds actually realized will depend on, among other things, the trading price of SpaceX common stock when the SPVs sell or distribute their shares, the expiration of applicable lock-up and other transfer restrictions, the unaffiliated third-party manager’s discretion on the timing of any sales by the SPVs, the timing of any distributions by the SPVs, transaction costs, taxes, and final determinations of expenses, adjustments, and amounts payable to other parties.

The trading price of SpaceX common stock following the IPO may be volatile and may decline below the IPO price, including while the SpaceX shares held by the SPVs remain subject to lock-up restrictions. Accordingly, the value ultimately realized may be materially less than the amounts above, and there can be no assurance that the Company will realize any particular amount of value or net proceeds, or any at all, in respect of its carried interest in the SPVs.

BRC Group Holdings, Inc. | www.brcgh.com

About BRC Group Holdings, Inc.

BRC Group Holdings, Inc. (Nasdaq: RILY) is a diversified holding company, including financial services, communications, and retail, and investments in equity, debt and venture capital. Our core financial services platform provides small cap and middle market companies customized end-to-end solutions at every stage of the enterprise life cycle. Our banking business offers comprehensive services in capital markets, sales, trading, research, merchant banking, M&A, and restructuring. Our wealth management business offers wealth management and financial planning services including brokerage, investment management, insurance, and tax preparation. Our communications businesses provide consumer and business services including traditional, mobile and cloud phone, internet and data, security, and email. Our retail businesses provide mobile computing accessories and home furnishings. BRCGH deploys its capital inside and outside its core financial services platform to generate shareholder value through opportunistic investments. For more information, please visit www.brcgh.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the value of the Company’s carried interest in the SPVs and the amount and timing of expected net proceeds. These statements are based on management’s current expectations and assumptions and are subject to risks and uncertainties, many beyond the Company’s control, that could cause actual results to differ materially. Such risks include: fluctuations in the trading price of SpaceX common stock; the impact of lock-up and other restrictions, including the manager’s discretion, on the SPVs’ ability to sell or distribute SpaceX shares; the timing and manner of any monetization of the SPVs’ holdings; changes in estimated expenses, adjustments, and amounts payable to other parties; general market, economic, and political conditions; and the other risks described in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2025 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026. There can be no assurance that the value of the Company’s carried interest will be realized in whole or in part, or that the expected net proceeds will be achieved. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update them except as required by law.

Media Contact:

Jo Anne McCusker

press@brcgh.com

Investor Contact:

Mike Frank

mfrank@brcgh.com

BRC Group Holdings, Inc. | www.brcgh.com